Exhibit 99.1

FOR IMMEDIATE RELEASE

SmartStop Self Storage REIT, Inc. to Acquire Strategic Storage

Trust IV, Inc. in $370 Million All-Stock Transaction

LADERA RANCH, Calif. – November 10, 2020 – SmartStop Self Storage REIT, Inc. (“SmartStop”) and Strategic Storage Trust IV, Inc. (“SST IV”) announced today that the companies have entered into a definitive agreement to merge in an all-stock transaction, in which SST IV will merge into a newly-formed subsidiary of SmartStop, creating a company with a portfolio of 136 wholly-owned properties and a combined gross book value of approximately $1.5 billion of self storage assets. This transaction will allow the combined company to, among other things, achieve further economies of scale and potentially create greater value as it takes advantage of the benefits of a larger aggregate portfolio.

Per the merger agreement, SmartStop will acquire all of the real estate owned by SST IV, consisting of 24 wholly-owned self storage facilities located across 9 states and 5 joint venture properties in various stages of development located in the Greater Toronto Area. The total SST IV portfolio, including joint venture property estimates at completion of development, represents approximately 22,500 self storage units and 2.6 million net rentable square feet.

“We are excited to announce this transaction and look forward to combining the high-quality assets in the SST IV portfolio with SmartStop’s existing portfolio and operational platform.” said Michael S. McClure, CEO of SmartStop. “With this merger, the combined company will be better positioned to recognize expense efficiencies, reduce borrowing costs, and aggregate size and scale for the future. Since all of the SST IV portfolio is already branded as SmartStop® Self Storage, there will be total continuity of operations throughout the process.”

Under the terms of the agreement, SST IV stockholders will receive 2.1875 shares of SmartStop common stock for each share of SST IV common stock they own. This exchange ratio represents an increase of $0.10 per share from SST IV’s most recent estimated Net Asset Value (NAV), when compared to SmartStop’s most recent estimated NAV of $10.40 per share. The transaction values SST IV at approximately $370 million, based on September 30, 2020 share counts and debt principal balances outstanding, and using the agreed exchange ratio and SmartStop’s estimated NAV per share of $10.40. Upon completion of the transaction, SmartStop stockholders will own approximately 64% of the combined company, SST IV stockholders will own approximately 25%, and management will own approximately 11%, based on SmartStop and SST IV’s share and operating partnership unit counts as of September 30, 2020.

“Combining with SmartStop provides a unique opportunity for SST IV to build on its existing portfolio of high-quality assets, diversifying into a larger portfolio of 136 properties and consolidating with the SmartStop® Self Storage brand,” added Chairman and CEO of SST IV H. Michael Schwartz. “The economies of scale and financing options that will be available will help drive overall returns, and we believe that being a part of SmartStop should compress SST IV stockholders’ timeline for liquidity.”

SmartStop and SST IV each formed independent special committees of its boards of directors in order to negotiate and review the merger. The respective special committees, along with the SmartStop and SST IV boards of directors, each unanimously approved the merger agreement, which remains subject to the approval of SST IV’s stockholders and other customary closing conditions. The merger is expected to close during the first half of 2021. The merger agreement also stipulates that in the event of a termination of the merger agreement by SST IV under specified circumstances, SST IV will be required to pay SmartStop a termination fee of approximately $7.2 million.

Suspension of Distribution Reinvestment Plan

In connection with the signing of the merger agreement, SST IV temporarily suspended its distribution reinvestment plan (“DRP”), and will proceed paying all future distributions in cash, beginning with October’s declared distribution. There has been no change to the amount or frequency of SST IV distributions.

SmartStop’s distributions and distribution reinvestment plan remain unaffected.

Advisors

Robert A. Stanger & Company, Inc. served as financial advisor and Venable LLP served as legal counsel to the SmartStop special committee, while Nelson Mullins Riley & Scarborough LLP served as legal counsel to SmartStop. KeyBanc Capital Markets Inc. served as financial advisor and Bass, Berry & Sims PLC as legal counsel to the SST IV special committee.

About SmartStop Self Storage REIT, Inc.

SmartStop is a self-managed REIT with a fully integrated operations team of approximately 390 self storage professionals focused on growing the SmartStop® Self Storage brand. SmartStop, through its indirect subsidiary SmartStop REIT Advisors, LLC, also sponsors other self storage programs, including SST IV and other private programs. SmartStop is the tenth-largest self storage company in the U.S., with approximately $1.7 billion of real estate assets under management, including an owned and managed portfolio of 148 properties in 19 states and Toronto, Canada and comprising approximately 99,000 units and 11.2 million rentable square feet. Additional information regarding SmartStop is available at www.smartstopselfstorage.com.

About Strategic Storage Trust IV, Inc.

SST IV is a public non-traded REIT that focuses on the acquisition of stabilized and growth self storage properties. SST IV wholly owns 24 self storage facilities comprising approximately 18,000 self storage units and 2 million net rentable square feet of storage space, as well as one operating property and four parcels of land under development in joint ventures in the Greater Toronto Area with SmartCentres REIT, one of the largest real estate investment trusts in Canada.

Additional Information and Where to Find It

In connection with the proposed merger, SmartStop intends to file a registration statement on Form S-4 with the Securities and Exchange Commission (the “SEC”) that will include a proxy statement of SST IV and will also constitute a prospectus of SmartStop. SST IV intends to mail or otherwise provide to its stockholders the proxy statement/prospectus and other relevant materials, and hold a meeting of its stockholders to obtain the requisite stockholder approval of the merger and an amendment to SST IV’s charter to remove the limitations on “roll-up transactions,” which is necessary to consummate the merger. BEFORE MAKING ANY VOTING DECISION, SST IV’S STOCKHOLDERS ARE URGED TO READ THE

PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE THEREIN BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND THE PARTIES TO THE PROPOSED MERGER. Investors and security holders may obtain a free copy of the proxy statement/prospectus and other documents that SST IV and SmartStop file with the SEC (when available) from the SEC’s website at www.sec.gov, SST IV’s website at https://strategicreit.com/site/sst4, and SmartStop’s website at https://strategicreit.com/site/sst2. In addition, the proxy statement/prospectus and other documents filed by SST IV and SmartStop with the SEC (when available) may be obtained from SST IV free of charge by directing a request to the following address: Strategic Storage Trust IV, Inc., Attention: Nicholas M. Look, 10 Terrace Road, Ladera Ranch, California 92694, or by calling (877) 327-3485.

No Offer or Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy or sell any securities or a solicitation of a proxy or of any vote or approval. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended. This communication may be deemed to be solicitation material in respect of the proposed merger.

Participants in Solicitation Relating to the Merger

SST IV and SmartStop and their respective directors and executive officers, as well as SST IV’s external investment advisor, may be deemed, under SEC rules, to be participants in the solicitation of proxies from SST IV’s stockholders with respect to the proposed merger. Security holders can obtain information regarding the names, affiliations and interests of such persons in SST IV’s proxy statement filed with the SEC on April 9, 2020, and SmartStop’s proxy statement filed with the SEC on April 24, 2020. Investors may obtain additional information regarding the interests of such participants by reading the proxy statement/prospectus regarding the proposed merger when it becomes available.

Forward-Looking Statements

Statements about the expected timing, completion and effects of the merger and the other transactions contemplated by the merger agreement and all other statements in this press release, other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements.

All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. SST IV and SmartStop may not be able to complete the proposed transaction on the terms described above or other acceptable terms or at all because of a number of factors, including without limitation, the following: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (ii) the failure to obtain the approval of SST IV’s stockholders or the failure to satisfy the other closing conditions to the merger; (iii) risks related to disruption of management’s attention from SST IV’s and SmartStop’s ongoing business operations due to the transaction; and (iv) the effect of the announcement of the merger on the ability of the parties to retain and hire key personnel, maintain relationships with their customers and suppliers, and maintain their operating results and business generally.

Actual results may differ materially from those indicated by such forward-looking statements. In addition, the forward-looking statements represent SST IV’s and SmartStop’s views as of the date on which such statements were made. SST IV and SmartStop each anticipate that subsequent events and developments may cause its views to change. These forward-looking statements should not be relied upon as representing SST IV’s and SmartStop’s views as of any date subsequent to the date hereof. Additional factors that may affect the business or financial results of SST IV and SmartStop are described in the risk factors included in SST IV’s and SmartStop’s filings with the SEC, including SST IV’s and SmartStop’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, copies of which are available on the SEC’s website, www.sec.gov. SST IV and SmartStop each expressly disclaims a duty to provide updates to forward-looking statements, whether as a result of new information, future events or other occurrences.

Contacts:

Mark Barbalato

FTI Consulting

212.850.5707

mark.barbalato@fticonsulting.com